Exhibit 10.11

June 23,2011

Mr. Curt Mayer

Dear Curt:

We are pleased to make you the following offer to join American Gaming Systems (AGS or the “Company”). I am excited to work directly with you and hopefully create significant value for AGS and for you.

Position. You will be the Chief Financial Officer (“CFO”) and will report directly to the CEO. In this position you will be responsible for managing the Finance, Accounting, Human Resources, Information Technology, and Administrative functions for AGS. Primary responsibilities will include managing lender relationships; ensuring ongoing covenant compliance; proactively preparing business and financial analyses and budgets; developing and implementing a timely financial reporting process; managing HR and Administrative functions in a way that minimizes personnel risk; identifying, tracking and holding department managers accountable for meeting key operating metrics; working alongside the Operations team to implement and maintain the appropriate operational controls. The Finance, Accounting, HR, IT and Administrative teams will report to you along with other personnel as the business develops. This position is based in Las Vegas. This offer is contingent upon your start date no later than July 25, 2011 (“Start Date”).

Salary and Bonus. You will be paid a base salary at the annual rate of $275,000.00 payable in 26 installments in accordance with the Company’s standard payroll practices for salaried employees. This salary and payment schedule will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

You shall also receive a cash bonus of up to 100% of base salary based on the attainment of financial results and earnings targets to be determined for fiscal 2011 and subsequent years. The driver behind this plan will be Ebitda and other financial metrics to be determined that are significant to AGS’ future success. A copy of the 2011 Managerial Bonus Plan is attached.

Profits Interest. In conjunction with this employment offer, you will be entitled to a percentage of the gains in equity value of AGS in the event of a sale (Profits Interest). Profits Interest and pertinent financial information are documented in Exhibit 1.

Benefits and Vacations. You will be eligible to participate in the Company’s medical plan. The Company provides basic medical insurance for all of Its employees and family. You also will be eligible for participation in the Company’s 401k plan. Eligibility for the medical and 401-k plans will commence sixty (60) days after your Start Date. You will receive three weeks paid vacation annually. Vacation will accrue on a monthly basis. Availability of and /or participation in any of the referenced plans is subject to adjustment pursuant to the Company’s policies and plans in effect and which may change from time to time.

2470 Saint Rose Parkway, Suite 210, Henderson, Nevada 89074 • Phone: 702-722-6700 • Fax: 702-722-6705

Non-Competition, Non-Disclosure and Non-Solicit Agreement. You will be required to sign the Company’s non-Competition, Non-Disclosure and Non-Solicit Agreement, a copy of which must be signed and returned prior to your Start Date, as a condition precedent to your employment with the Company. The Non-competition portion of this Agreement shall remain in force for the same number of months of service up to a maximum of twelve months and the Non-solicit portion of the agreement shall remain in effect for 12 months following your departure from the Company.

Trade Secrets/Intellectual Property. The trade secrets and intellectual property developed by you or the Company while you are employed at AGS shall remain property of AGS.

Period of Employment. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representation that may have been made to you are superseded by this offer. Although your job duties, title, compensation and benefits as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company.

Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

Entire Agreement. This letter and the Non-Competition, Non-Disclosure and Non-Solicit Agreement contain all of the terms of your employment with the Company and supersede any prior understanding or agreements, whether oral or written, between you and the Company.

Severance. The Company will provide six months of severance pay in the event you are terminated without cause Cause includes failure to correct underperformance after written notification from the CEO or Board, illegal fraudulent conduct, conviction of felony, a determination that your involvement with the Company would have a negative impact on the Company’s ability to receive or retain any licenses, willful or material misrepresentation to the Company, CEO or Board relating to the business, assets, prospects, operation of the Company, or refusal to take any action as reasonably directed by the Board or any individual acting on behalf or at the direction of the Board. You must sign a standard release before the Company will make any severance payment.

Amendment and Governing Law. This agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Nevada law. You may indicate your agreement with these terms and accept this offer by signing and dating the original of this letter, as well as the Non-Competition, Non-Disclosure and Non-Solicit Agreement, and returning them to me by fax or email. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Additionally, your employment with the Company is contingent upon the successful completion of a standard background check to be initiated immediately upon your acceptance of this offer.

Curt, we are excited to have you join the AGS team. We look forward to continuing to build a great company.

Truly yours;	I have read and I accept this offer.

/s/ Bob Miodunski	/s/ Curt Mayer
Bob Miodunski	Curt Mayer
CEO	Date:	June 30, 2011

American Gaming Systems

Exhibit 1

In conjunction with this employment offer, you will be allocated 1% of the gain in equity value of AGS in a sale (Profits Interest). The strike price of the Profits Interest is based on a $56,000,000 equity valuation equating to a 5.5x multiple of 2009 EBITDA (see calculation below). The Profits Interest will vest 25% per year over four years; all of the Profits Interest shall be awarded based on tenure. You must be employed for the Profits Interest to vest If you are fired without cause you shall retain any vested Profits Interest If you are fired for cause you shall forfeit any vested Profits Interest. The strike price will be adjusted upward dollar-for-dollar for any new capital contributions. Profits Interest is subject to dilution. If AGS is sold, 100% of the unvested Profits Interest will automatically vest. The Profits Interest will be documented in a separate agreement to be executed within ninety days of your Start Date.

2009 Approximate P&L ($000s)
Revenue
Recurring	$62,000
Game Sales	$18,000

Total Revenue	$80,000
EBITDA	$33,800
*
Multiple	5.5x
-
Net Debt	$129,900
=
Strike Price	$56,000
2009 Approximate Game Data
Number of Games	7,700
Hold-Per Day	$115 - $120

In a sale of AGS, the following will determine the value of your Profits Interest:

(Enterprise Value – Net Debt – Strike Price) * 1.0% = Profits Interest

If AGS grows EBITDA to $50 million and sells at a 7x multiple in 3 years and retires debt to $50 million, Profits interest = [$50 mm * 7-$50 mm]*.01 =$3.0 million or $1.0 million per year.